Exhibit 99.1

[LETTERHEAD OF DRESSER, INC.]

FOR IMMEDIATE RELEASE

DRESSER ANNOUNCES ITS INTENTION TO RE-AUDIT ITS 2001

FINANCIAL STATEMENTS

Re-audit will delay filing of 2002 Form 10-K

DALLAS, TX (March 24, 2003)—Dresser, Inc. today announced its decision to have its 2001 financial statements re-audited. The Company has determined that its 2001 financial statements will require restating to correct an accounting error with respect to its pension and other retiree benefits. The Company’s new independent auditor, PricewaterhouseCoopers LLP (PwC), supports the Company’s determination. The Company does not expect this correction to have any adverse effect on its cash levels or cash flow. The Company announced that as of February 28, 2003, it had cash balances of $113.2 million. The Company also announced that in the first quarter of 2003 it made a voluntary prepayment of $7.5 million applied to its senior debt.

As part of its April 2001 recapitalization, the Company recorded pension and other retiree benefits liabilities on a fair market value basis. In connection with the 2002 audit by PwC, the Company determined that these pension and other retiree benefits liabilities should have instead been recorded on an historical basis. The Company’s 2001 financial statements were previously audited by Arthur Andersen LLP. The Company has asked PwC to conduct the re-audit of the Company’s 2001 results. During the course of the audit, the Company may identify other areas requiring further changes to its 2001 or prior period financial statements. While the re-audit is being conducted, the Company will be reviewing, and expects to revise and improve, certain of its internal controls and procedures.

Based on a preliminary assessment solely of the effects of the accounting correction with respect to pension and other retiree benefits on its 2001 financial statements, the Company believes there will be a net increase of approximately $56.6 million in assets related to the pension and other retiree benefits, a net increase of approximately $42.6 million in liabilities related to pension and other retiree benefits, an increase in shareholder’s equity of approximately $14.0 million, and an increase in 2001 operating income of approximately $3.4 million. These changes are all non-cash, and they do not impact the actual cash funding requirements for these plans in 2001.

The 2001 re-audit will cause Dresser to delay the filing of its 2002 Annual Report on Form 10-K with the Securities and Exchange Commission (SEC). The time needed to complete the re-audit will also cause the Company to miss its deadline for providing 2002 audited financial statements to its lenders under the Company’s senior credit facility and to the holders of its 9 3/8% Senior Subordinated Notes due 2011.

Dresser is in the process of seeking a waiver from its senior lenders of its financial statements delivery requirement until the re-audit is completed and any default relating to its prior delivery of its 2001 financial statements. The Company is separately asking its senior lenders to amend the

Dresser, Inc. Announces Intention to Re-audit 2001 Financials financial covenants in the senior credit facility to provide the Company with additional flexibility in light of current general economic conditions. These requested covenant changes are unrelated to the 2001 re-audit. Based on conversations with certain of the agents under its senior credit facility, the Company anticipates it will be successful in obtaining the necessary waivers and consents from senior lenders.

Dresser is communicating these developments to the SEC, as well as to the Company’s ratings agencies.

Dresser will hold a conference call on this issue Tuesday, March 25, at 10:00 a.m. EST, 09:00 a.m. CST. Following a brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-553-0272 (international dial 1-651-291-0561), ten minutes before the conference call begins and ask for the Dresser Investor Call.

There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from http://www.dresser.com/internet/pages/investorrelations/index.cfm at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be “listen only” and will not have the capability to take part in the Q&A session.

A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.dresser.com/internet/pages/investorrelations/index.cfm, by clicking on the webcast link. The webcast replay will be available through April 20, 2003. Phone replay will be available through April 1 and may be accessed by dialing 1-800-475-6701 (international dial 1-320-365-3844), then enter passcode 679560.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 7,500 employees and a sales presence in over 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

Safe Harbor Statement:

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the Company’s expectations regarding the results of a re-audit of past periods, the Company’s estimates of the effect of the correction in accounting with respect to pension and other retiree benefits and the Company’s ability to obtain senior lender consents. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the Company’s control. In particular, the changes to the 2001 financial statements related to the correction in accounting with respect to pension and other retiree benefits may be different than the Company’s current estimates. In addition, it is possible that the re-audit process could result in other changes to the Company’s financial statements for 2001 or prior periods that individually or in the aggregate could be material to Dresser’s financial position, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements may include, among other things:

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Dresser, Inc. Announces Intention to Re-audit 2001 Financials changes to the Company’s 2001 financial statements in addition to those currently anticipated by the Company as a result of the re-audit; unexpected effects from the re-audit on the Company’s 2002 financial position, results of operations or liquidity; and negative reactions to the delay caused by the re-audit from the Company’s senior lenders or holders of its Senior Subordinated Notes. In addition, see the “Risk Factors” disclosure in the Company’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, respectively.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the effect of the re-audit on the Company’s financial statements. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

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COMPANY CONTACT:

Stewart Yee

Director of Corporate Communications

(972) 361-9933

stewart.yee@dresser.com

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